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                                                                    EXHIBIT 99.3

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:
Vishal Makhijani
Inktomi Corp.
650-653-2800
vishalm@inktomi.com

             INKTOMI CORP. ANNOUNCES PUBLIC OFFERING OF COMMON STOCK

FOSTER CITY, CALIF., OCT. 26, 2001 - Inktomi Corp., (NASDAQ: INKT), developer of scalable network infrastructure software, today announced that it intends to offer approximately 12,500,000 shares of its common stock in a public offering (not including 1,875,000 shares subject to the underwriters' over-allotment option). The shares will be offered under Inktomi's shelf registration statement that was filed with the Securities and Exchange Commission on August 16, 2001 and declared effective on August 28, 2001. The offering will be underwritten by Merrill Lynch & Co. and Thomas Weisel Partners.

Inktomi intends to use the net proceeds from the offering for general corporate purposes.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission and has been declared effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale, of these securities in any state in which the offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities law of any such state.

Copies of the prospectus relating to this offering may be obtained from Merrill Lynch & Co., 95 Greene Street, Jersey City, N.J. 07302, Attn: Preliminary Prospectus Department or from Thomas Weisel Partners, One Montgomery Street, San Francisco, CA 94104.

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